EXHIBIT 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) is entered into as of September 15, 2023, (the “Effective Date”) by and between Merremia Consulting LLC, an Arizona Limited Liability Company, (hereinafter be referred to as “Consultant”), and TEGO CYBER INC., a Nevada corporation (the “Company”).  Consultant and Company are occasionally referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Consultant has extensive experience in providing certain fractional CFO and business advisory services as set forth in Schedule A attached hereto and incorporated herein by reference (hereinafter collectively referred to as the “Services”), and is willing and able to provide such Services to the Company; and

WHEREAS, the Company desires to have Consultant furnish such Services to the Company on the terms and conditions hereinafter set forth.

WHEREAS, the Parties mutually agree that this Agreement supersedes and replaces any prior agreements, whether written or verbal, entered into by and between the Consultant and the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the sufficiency of which are hereby acknowledged, Consultant and Company agree as follows:

SECTION 1

SERVICES

Section 1.1 Scope of Services.  Consultant agrees to provide the Services to the Company and is free to enter into this Agreement. Consultant represents that the Services to be provided pursuant to this Agreement are not in conflict with any other contractual or other obligation to which Consultant is bound.  The Company acknowledges that the Consultant is in the business of providing Services of the type contemplated by this Agreement.  Consultant agrees that it will manage its time accordingly so as to not limit or restrict the Company in the development of its projects as a result of any other business Consultant may have ongoing.  Consultant agrees to provide the Services to the Company subject to the highest professional standards of one skilled in the Consultant’s industry. Consultant shall:

1. Use best efforts to promote the interests of the Company;

2. Perform duties that are commensurate and consistent with Consultant’s expertise;

3. Provide timely reports of the nature and performance of the Services upon demand by the Company; and

4. Perform all such other duties as may be assigned from time to time by the Company, which relate to the business of the Company and are reasonably consistent with Consultant’s position and expertise.

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Section 1.2 Independent Contractor Relationship Between the Parties. The Company and Consultant agree and acknowledge that neither is an agent for the other and this Agreement does not create any relationship of Partnership, Joint Venture, or Tenancy in Common. Consultant is an independent contractor in the performance of services under this Agreement and shall not be considered to be or permitted to be an agent, employee, personnel, joint venture or partner of the Company for any purpose. All persons hired by or on behalf of the Consultant, are and shall be considered the employees or agents of Consultant. Consultant assumes sole and full responsibility for their acts. Consultant shall at all times during the term of this Agreement maintain such supervision. In consideration of the independent contractor relationship, the Parties warrant as follows:

1.	The Consultant is not required to perform work exclusively for the Company;
2.	The Company shall not provide the Consultant with any business registrations or licenses required to perform the Services contemplated by this Agreement.
3.	The Company shall not pay the Consultant a salary or hourly rate, the Consulting Fee shall be for a fixed amount.
4.

The Company shall not terminate the Agreement before the expiration of the Term, unless the Consultant breaches this Agreement or violates laws applicable to the Company, or the parties mutually agree.

5.	The Company may provide certain accessibility tools to the Consultant (i.e., Company email address, and access to SAAS platforms).
6.	The Company shall not dictate the time of performance to the Consultant, except as necessary to fulfill time-sensitive duties included in Schedule A (“Description of Services”).
7.	The Company shall pay any cash consideration to the Consultant in the name appearing above.
8.	The Company will pay any equity consideration to the manager of the Consultant, Robert Mikkelsen.
9.	The Company shall not combine business operations with the Consultant and shall maintain these operations separately.
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Consultant expressly acknowledges and agrees that (i) Consultant will not be entitled to or eligible for benefits or programs offered by Company to its employees, (ii) Company will not withhold or pay any kind of employment and/or payroll taxes on behalf of Consultant, and (iii) Consultant is solely responsible for the payment of Consultant’s own taxes. Consultant represents and covenants that it shall pay all federal, state and/or local income or any other taxes payable by Consultant by reason of the consideration given to Consultant by Company in accordance with this Agreement.

Consultant agrees to indemnify Company and defend, protect, save and keep Company harmless from and against any and all losses, actions, liabilities, claims, damages, assessments, costs and/or expenses relating to and/or arising from or in connection with the breach of the foregoing representations and covenants, including any and all legal, accounting, and other professional fees.

Section 1.3 Approval and Changes in Scope of Services. Changes may be made from time to time by the Company, in its sole discretion, to the duties and reporting relationships of Consultant under this Agreement. Consultant shall obtain the approval of the Company prior to the commencement of any new project undertaken on behalf of the Company.

Section 1.4 Ownership of Intellectual Property Arising from the Services. In rendering the Services, Consultant may develop creative works for the Company, including but not limited to business and financial models, inventions, discoveries, improvements, developments, processes, drawings, computer software or other intellectual property and other work which may be protectable by copyright, patent or trade secrecy law. Consultant agrees that all such work shall be considered to be “work for hire” and that all ownership and rights of copyright, patent, or trade secrecy pertaining to such work shall become the property of the Company. Consultant agrees to assign and does hereby assign all its rights in and to the foregoing, whether or not patentable or copyrightable, to the Company. Consultant agrees that all information disclosed to it about the Company’s products, processes and services are the sole property of the Company and Consultant will not assert any rights to any confidential or proprietary information or material, nor will Consultant directly or indirectly, except as required in the conduct of its duties under this Agreement, disseminate or disclose any such confidential information. Further, any social media content and contacts, including “followers” or “friends,” that are acquired through accounts used or created on behalf of the Company by Consultant, including but not limited to email addresses, blogs, Twitter, Facebook, YouTube or other social media networks, shall be the property of the Company.

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SECTION 2

COMPENSATION AND OTHER CONSIDERATION

Section 2.1 Consulting Fee - Cash. As consideration for the performance of the Services described above, the Company shall pay Consultant Five Thousand Dollars ($5,000) monthly on the fifteenth day of the month beginning October 15, 2023.

Section 2.1 Consulting Fee - Equity. As additional consideration for the performance of the Services described above, the Company shall issue two hundred fifty thousand (250,000) common stock shares of Tego Cyber Inc. (“TGCB”) within ten (10) business days of the Effective Date of this agreement and an additional two hundred fifty thousand (250,000) after six months from the Effective Date on the condition that this Agreement remains in effect. All TGCB common stock shares issued under this Agreement shall be valued at the lower of the then current market price on the date of issuance or the price of the latest private placement of equity or debt.

Section 2.3 Consultant’s Expenses. The Company will agree to pay Consultant for reasonable business related expenses. All expense in excess of $500 shall be pre-approved in writing by the Company in writing prior to incurring.

Section 2.4 Additional Compensation - Bonus. Consultant shall be entitled to a bonus in the discretion of the CEO up to 80% of the annual cash and equity consulting fee, payable 50% in cash and 50% in restricted common stock shares

SECTION 3

TERM

Section 3.1 Term and Expiration. This Agreement has a term of one (1) year (the “Term”), and is renewable upon mutual consent of the parties, unless terminated in accordance with the terms and conditions contained herein.

Section 3.2 Termination. Either Party may terminate this agreement for cause if the other party materially defaults under this Agreement and fails to cure such default within ten (10) days after written notice. The Parties shall have the right to mutually elect to terminate the Consulting Agreement at any time upon sixty (60) days written notice.

SECTION 4

DEFAULT

Section 4.1 Default. If either Party materially breaches this Agreement or fails to perform any of its covenants and obligations under this Agreement, the Parties acknowledge and agree that the breaching Party shall have ten (10) days following receipt of written notice to cure any Default. Default means a failure by Consultant to perform any of its obligations under this Agreement, including providing the Services in a professional and timely manner, or violates laws applicable to the Company; Default by the Company includes failure to perform any of its obligations under this Agreement.

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SECTION 5

CONFIDENTIALITY, PROPRIETARY RIGHTS, NON-CIRCUMVENTION AND NON-DISPARAGEMENT

Section 5.1 Confidential Information. As used in this Agreement, “Confidential Information” shall mean and include all information provided by Company to Consultant, including but not limited to business and financial models, inventions, discoveries, improvements, developments, processes, drawings, computer software or other intellectual property and other work which may be protectable by copyright, patent or trade secrecy law. All Confidential Information disclosed by Company to Consultant shall be maintained by the Consultant, its employees and agents, with the same degree of care as the Consultant safeguards from disclosure of its own confidential or proprietary information, but in any event at least reasonable care. The Consultant, its employees and agents, shall not divulge, in whole or in part, any such Confidential Information to any third party without the prior consent (written or verbal) of the Company, except such Confidential Information as Consultant becomes legally compelled to disclose (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, including regulatory inquiries or otherwise). Under such circumstances, Consultant shall provide Company with prompt written notice of such request and an opportunity to defend and/or attempt to limit such production.

Section 5.2 Return of Confidential Information. Upon Company’s request, and in any event upon cancellation of this Agreement, Consultant shall return the original and any copies of the Confidential Information which it, or any of its employees or agents, is holding under its possession or control in tangible form, written or otherwise, to Company or shall certify in writing to Company that such Confidential Information has been destroyed and/or purged from its own system and files.

Section 5.3 Non-Disclosure. Except as may be required by law, the Consultant shall not disclose any Confidential Information to persons not involved in the operation of the Company without the express written consent of the Company.

Section 5.4 Proprietary Rights. The Parties stipulate that any information or work product provided by Consultant to Company, whether on paper, communicated electronically, orally, or in any other form, is “Confidential” and/or “Proprietary”, and have independent economic value, and, as such, shall constitute the “Confidential Property” of Company subject to the terms and limitations set forth in this Agreement.

Section 5.5 Non-Circumvention. Consultant shall not: (i) utilize any Confidential Information to circumvent or compete with the Company or to cause any detriment, harm or injury to the Company or the business of the Company; or (ii) utilize any and all information lawfully furnished or disclosed to Consultant by any party to circumvent or compete with the Company or to cause any detriment, harm or injury to the Company, to the business of the Company, or any affiliates of the Company.

Section 5.6 Non-Disparagement. Consultant shall not, in any written or oral communications with any party or through any medium, whether tangible, electronic, or otherwise, criticize, ridicule or make any statement which, directly or indirectly, disparages, causes harm to, or is derogatory of the Company or its affiliates or any of their respective directors or senior officers. Consultant shall not express any negative opinions of the Company, the Company’s business or products, or any affiliates of the Company or their businesses or products. The provision shall be construed broadly and shall govern any statement, express or implied, made concerning the Company, the Company’s business and products, or affiliates of the Company.

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SECTION 6

MISCELLANEOUS

Section 6.1 Authority to Be Bound. The Parties to this Agreement represent they have the authority to enter into this Agreement. The promises made herein shall be binding upon all undersigned Parties, and are the joint and several obligations of each of the undersigned. Each party will take responsible steps to insure that their associates, affiliates, employees, agents, representatives and officers abide by the provisions of this Agreement. The Parties hereto, and each of them, further represent and declare that they have carefully read this Agreement and know the contents thereof and sign the same freely and voluntarily, and each of the Parties hereto have been given the opportunity to confer with counsel.

Section 6.2 Delegation. Consultant shall not, without Company’s prior consent (which consent Company may withhold in its sole discretion) subcontract or delegate, or enter into, amend or modify any subcontract for the delegation or performance of, any part of its obligations under this Agreement. Without limitation on the foregoing, and notwithstanding any Company consent thereto, Consultant shall remain fully responsible to Company for the performance of any services rendered by any subcontractor personnel, as if such subcontractor or subcontractor personnel were Consultant or Consultant personnel hereunder.

Section 6.3 Force Majeure. Both Parties shall be excused from performance under this Agreement for any period to the extent that a party is prevented from performing any obligation, in whole or in part, as a result of causes beyond its reasonable control and without its negligent or willful misconduct, including without limitation, acts of God, natural disasters, war or other hostilities, labor disputes, civil disturbances, governmental acts, orders or regulations, third party nonperformance, or failures or fluctuations in electrical power, heat, light, air conditioning or telecommunications equipment.

Section 6.4 Waiver. No delay in exercising, no course of dealing with respect to, or no partial exercise of any right or remedy hereunder shall constitute a waiver of any other right or remedy, or future exercise thereof.

Section 6.5 Severability. If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, all terms, provisions, covenants, and conditions and all applications not held invalid, void, or unenforceable will continue in full force and will in no way be affected, impaired, or invalidated.

Section 6.6 Mediation; Governing Law; Venue. In the event of any dispute between the Company and Consultant, including any Third Party, arising under or pursuant to the terms of this Agreement, or any matter relating to the subject matter of the Agreement, such dispute shall be settled only by mediation in Maricopa County, Arizona. The Parties agree that Maricopa County, Arizona is the appropriate venue for all disputes. This Agreement shall be construed and governed under the laws of the State of Delaware, without regard to its conflicts of law or choice of law provisions.

Section 6.7 Entire Agreement; Amendment. This Agreement constitutes the entire Agreement among the Parties with respect to the subject matter hereof and supersedes in all respects all prior proposals, negotiations, conversations, discussions and agreements between the Parties. This Agreement may not be modified or amended except by express written amendment signed by authorized representatives of all Parties.

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Section 6.8 Successors & Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, personal representatives and successors and assigns.

Section 6.9 Headings. The headings and any table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 6.10 Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either Party hereto (or by its successors), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

Section 6.11 Facsimile Certification. A facsimile copy of this Agreement signed by any and/or all Parties shall have the same binding and legal effect as an original of the same.

Section 6.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument. Regardless of whether this Agreement is executed in one or more counterparts, each such counterpart may be executed by actual or facsimile signature(s).

Section 6.13 Notices: Any notice, request, demand, instruction or other document to be given hereunder to any party shall be in writing and shall either be delivered personally or by U.S. Mail, or by electronic means, to the persons and entities listed at the addresses set forth below. Notice shall be deemed given when: (i) personally served; or (ii) three (3) business days following deposit with the United States Postal Service; or (iii) one (1) business day following transmission by facsimile or electronic mail if such facsimile transmission or electronic mail service provides a mechanism for recording the date and time of transmission in the ordinary course.

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SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Parties hereto, through their duly authorized officers, have executed this Agreement, which shall be binding as of the Effective Date.

TEGO CYBER INC. (“COMPANY”)	MERREMIA CONSULTING LLC (“CONSULTANT”)

/s/ Shannon Wilkinson	/s/ Robert Mikkelsen

By: Shannon Wilkinson	By: Robert Mikkelsen
Title: President & CEO	Title: Manager

Consultant Address for Notice: Consultant SSN or Tax ID:

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SCHEDULE A

DESCRIPTION OF SERVICES

Consultant shall perform the following services as pursuant to the terms of this Agreement and at all times in accordance with the guidance and direction of the Company’s Board of Directors and Consultant’s direct report.

Contractor Direct Report: ____________________________

•	Senior financial officer and strategic partner to senior management, driving key financial, operational, and strategic objectives.
•	Oversight of finance and accounting functions including accounting, billing, cash management, payroll, preparation of financial statements, treasury, finance, audit and related reporting, and performance.
•	Consultant is expected to dedicate between 10-15 hours per week to the Services
•	Leadership of FP&A, including budgeting, forecasting, and performance tracking for the branches and companywide.
•	Supervising annual financial audits and quarterly reviews, including working with Company auditors and Audit Committee.
•	Support lender and financing relationship and reporting.
•	Support shareholder communications and market awareness efforts.
•	Support fundraising efforts.
•	Work with and support senior management to prepare and participate in reports to the Board of Directors.
•	Transition duties to successor leading up to termination of consulting agreement.

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